Exhibit 10.1

                  February 21, 1996

Mr. Alan W. Baldwin
Chairman & Chief Executive Officer
Lunn Industries Inc.
1 Garvies Point Road
Glen Cove, NY  11542-2828

Dear Alan:

The purpose of this letter is to confirm our agreement (the "Agreement") that Lunn Industries, Inc. (the "Company"), a Delaware corporation or any successor corporation thereof, has engaged J.E. Sheehan & Co., Inc. (the "Agent") as its exclusive agent in connection with the private placement of approximately 3,500,000 shares of its Common Stock (the "Transaction") at a price of approximately forty cents ($0.40) per share subject to the terms and conditions of this Agreement. The Company will attempt to register these shares as soon after demand as it is possible to do so, and will grant investors "piggyback" registration rights in connection with any other Common Stock registration.

The terms of this exclusive engagement are outlined below. The Agreement shall become effective upon the execution hereof by the Company.

Section I. Services To Be Rendered.

Under this Agreement, the Agent will use its best efforts to secure financing for the Company and, in that connection, will render such advisory and investment banking services as outlined:

     (a) the Agent will familiarize itself, to the extent it deems appropriate and feasible, with the business, operations, properties, financial condition and prospects of the Company, based upon information supplied by the Company as well as other relevant information which may be publicly available, and advise the Company on appropriate financing terms given current market conditions;

     (b) the Agent will assist the Company in preparation of an Information Memorandum which will be distributed to potential investors and will negotiate, on the Company's behalf, with such financing sources; and

     (c) the Agent will render such other financial advisory and investment banking services to which the Company and the Agent may mutually agree.

Section II. Compensation.

If a Transaction is consummated during the term of this Agreement, as defined below in Section V, or within eighteen (18) months after termination of the Agreement with a party introduced to the Company or contacted by the Agent during the term of its engagement, the Company agrees to compensate the Agent as follows:


     (a) the Agent will be entitled to receive a placement fee equal to 10% of the total amount of money raised in the Transaction. Such fee will be paid from the proceeds at closing. This is an exclusive agency agreement and, accordingly, Agent will be entitled to such compensation regardless of whether the financing is obtained directly by the Agent or as a result of an introduction of a source of capital by the Company, a Director thereof or otherwise. In addition, the Company agrees that, during the period of engagement, it will have no contact with any financing source or permit any person to contact a financing source except through the Agent nor will it use any written offering materials not given to and approved by the Agent;

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     (b) the Agent will also be entitled to receive common stock purchase warrants (the "Warrants") in an amount equal to 5% of the total number of shares placed with investors. The Warrants will be exercisable for a period of five years from the date of closing at an exercise price equal to the Common Stock price offered to investors in the Transaction;

     (c) the Agent will be retained for a minimum period of twelve months to render such other financial advisory, investment banking, and promotional services as the Company may require during this period. Pursuant to this retainer agreement, the Company will remit to the Agent a monthly payment of $3,000, payable at closing and on the first business day of each successive month during which such retainer agreement is in effect;

     (d) the Agent will have the right of first refusal, for a period of twenty-four months from the date of closing, to act as advisor or agent on any future financings undertaken by the Company; and

     (e) the Agent will have the right for a period of five years from the closing contemplated hereby to nominate one director to the Company's Board.

The provisions of this Section II shall survive the termination and expiration of this Agreement.

Section III. Expenses.

In addition to any fees that may be payable to the Agent hereunder, the Company shall reimburse the Agent for all reasonable out-of-pocket expenses incurred for carrying out the terms of this Agreement, including travel and lodging expenses associated with "due diligence" investigations which may be required. The Company at its own expense will also bear all legal and other fees necessary in connection with any required blue sky law qualifications or confirmation of exemption as the Agent may reasonably request.

Section IV. Indemnity.

It is agreed that if, in connection with any services or matters that are the subject of this Agreement, the Agent becomes involved in any investigation, action or legal proceeding, the Company or any successor corporation thereof will reimburse the Agent for reasonable legal fees, disbursements of counsel and other expenses incurred by or imposed on the Agent. The Company also agrees to indemnify and hold the Agent harmless against any losses, claims, damages or liabilities, joint or several, to which the Agent may become subject in connection therewith; provided, however, that the Company shall not be liable under the foregoing indemnity agreement in respect of any loss, claim, damage or liability to the extent that a court having jurisdiction shall have determined by final judgment that such loss, claim, damage or liability resulted from the Agent's willful misfeasance or gross negligence.

Section V. Terms of Engagement, Survival, etc.

The Agreement is exclusive and will be in effect for an initial period of three
(3) months from the date of execution hereof by the Company, and may be extended by the mutual written consent of the Company and the Agent. Any extension of the Agent's engagement hereunder may be terminated at any time, with or without cause, by either the Agent or the Company upon written notice to the other party; provided, however, that notwithstanding any termination of the Agent's engagement hereunder, the Agent will be entitled to its full fees under Section II hereof in the event that, at any time within eighteen (18) months from the date of termination, a Transaction is consummated with sources of capital introduced to the Company or contacted by the Agent. The provisions of Sections III, IV and V hereof shall survive any termination of the Agent's engagement hereunder.


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Section VI. Governing Laws.

This Agreement shall be governed by and construed to be in accordance with the laws of the State of New York applicable to contracts made and to be performed solely in such State by citizens thereof. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the City of New York; and the Company hereby agrees that service of process upon it by registered or certified mail at the address shown in this Agreement shall be deemed adequate and lawful. The parties hereto shall deliver notices to each other by personal delivery or registered or certified mail (return receipt requested) at addresses set forth below.

Section VII. Offering Materials and Documentation.

The Company will provide to the Agent all financial and other information reasonably requested by the Agent for the purpose of rendering its services pursuant to this engagement. The Company recognizes and confirms that the Agent will use and rely upon information available from generally recognized public sources in performing the services contemplated by this engagement without having independently verified the same and that the Agent does not assume responsibility for the accuracy or completeness of such information. The Company represents that the information provided to the Agent will not contain any untrue statement of a material fact or omit to state any material fact that would make the statements made misleading. The Company agrees to alert the Agent immediately of the occurrence of any event or any change which would require any supplement to, or amendment of, the information provided in order to maintain the accuracy of the representation set forth in the preceding sentence.

Section VIII. Entire Agreement.

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understanding and agreements between the parties with respect to such subject matter. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties hereto.

Section IX. Other Outstanding Warrants and Options.

The Company acknowledges that it has previously engaged the Agent in connection with the private placements of the Company's securities and that in connection therewith, certain warrants and options have been delivered by the Company to the investors and the Agent in connection therewith. To the extent that any such warrants and/or options are still outstanding and do not otherwise provide therein for an anti-dilution adjustment of price and/or quantity, the Company agrees to amend such warrants and/or options so that the exercise price thereof shall be no greater than the price per share at which the private placement contemplated hereby shall be consummated.

Section X. Acceptance.

Please confirm that the foregoing is in accordance with your understanding by signing on behalf of the Company and returning an executed copy of this Agreement, whereupon it shall become a binding agreement between the Company and the Agent. By such signing, you will be representing to the Agent that all corporate action on the part of the Company necessary to authorize this Agreement shall have been completed.

Section XI. Additional Conditions.

It is understood that the Agent's undertaking is subject to all documentation related thereto being satisfactory to the Agent and its counsel and is subject further to the Agent's determination that the market conditions are and remain suitable for the Transaction. If for any reason the Agent concludes in its sole


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judgment that the Transaction cannot be successful, the Agent may terminate this
Agreement immediately upon written notice thereof to the Company and in such event, the Agent shall have no liability whatsoever to the Company and the Company shall have no liability to the Agent except to reimburse the Agent in full for its out-of-pocket expenses including without limitation, its legal fees and disbursements.

Very truly yours,
J. E. Sheehan & Co., Inc.               ACCEPTED AND AGREED TO:
                                        Lunn Industries, Inc.


By:                                 By: _____________________________
         Dominique Bodevin              Alan W. Baldwin , Chairman & CEO
                                        Date:




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